As filed with the Securities and Exchange Commission on April 13, 2006

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________________

COMPUTER HORIZONS CORP.

(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	13-2638902 (I.R.S. Employer Identification Number)

49 Old Bloomfield Avenue

Mountain Lakes, New Jersey 07046-1495

(Address of Principal Executive Offices) (Zip Code)

____________________________

2004 Omnibus Incentive

Compensation Plan

(Full Title of the Plan)

___________________________

Dennis J. Conroy

Chief Executive Officer

Computer Horizons Corp.

49 Old Bloomfield Avenue

Mountain Lakes, New Jersey 07046-1495

(Name and Address of Agent for Service)

Telephone: (973) 299-4000

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Steven Wolosky, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Telephone: (212) 451-2300 Facsimile: (212) 451-2222

__________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $.01 per share, to be issued pursuant to the 2004 Omnibus Incentive Compensation Plan	3,500,000	$4.80 (2)	$16,792,172.50 (2)	$1,796.76
(1)

Pursuant to Rule 416, the registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the 2004 Omnibus Incentive Compensation Plan.

(2)

Includes 834,500 shares with respect to which options were granted at an average exercise price of $4.04 per share. With respect to the remaining shares available for issuance under the 2004 Omnibus Incentive Compensation Plan, pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the offering price per share, solely for the purpose of determining the registration fee, is equal to the average of the high and low sales prices of the Registrant’s common stock as reported on the Nasdaq National Market on April 11, 2006 of $5.04 per share.

EXPLANATORY NOTES

Computer Horizons Corp. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of our common stock, $0.01 par value per share, issuable under our 2004 Omnibus Incentive Compensation Plan.

This registration statement includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffering prospectus may be used for reofferings and resales of up to 3,500,000 shares of our common stock acquired pursuant to our 2004 Omnibus Incentive Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will provide documents containing the information specified in Part 1 of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, we are not required to file these documents either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PROSPECTUS

3,500,000 SHARES OF COMMON STOCK

Computer Horizons Corp.

This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that were issued or may be issued by us to the selling stockholders upon the exercise of stock options granted under our 2004 Omnibus Incentive Compensation Plan. This prospectus also relates to certain shares of restricted stock and certain underlying options that have not as of this date been granted. If and when such restricted stock or options are granted to persons required to use this prospectus to reoffer and resell such shares or the shares underlying such options, we will distribute a prospectus supplement.

The resale of these shares may be effected from time to time in one or more transactions on the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. We will not receive any of the proceeds from the resale of the shares.

Our common stock is traded on the Nasdaq National Market under the symbol “CHRZ.” On April 11, 2006, the last reported sale for our common stock was $5.09.

Investing in our common stock involves a high degree of risk. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 13, 2006.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	13
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	II-1

i

THE COMPANY

Overview

PART I

We were founded in 1969 and incorporated in 1972 under the laws of the State of New York. We provide a broad range of IT staffing and project-based solution services using a global delivery model that allows us to perform work at client sites or at our development centers in the U.S., Montreal, Canada, and Chennai, India. We have long-standing relationships, some dating back almost 30 years, with many blue-chip customers in a range of vertical industries, with particular strengths in the insurance, financial services, healthcare, pharmaceutical, telecom and consumer packaged goods industries. Our subsidiary, RGII Technologies, Inc (“RGII”), serves various agencies and departments of the U.S. Federal government. Our market-leading Chimes, Inc. (“Chimes”) subsidiary offers a comprehensive business process outsourcing (BPO) solution for vendor management services (VMS), enabled by its proprietary technology, Chimes™. Chimes manages more than $1.8 billion in contingent labor spend for its global client base.

Our clients are generally very large, Global 2000 companies in many industries and with wide geographic dispersion. For the years ended December 31, 2005, 2004 and 2003, our ten largest clients accounted for approximately 32%, 24% and 38% of our revenues, respectively. In 2005, we provided information technology services to 408 clients. During 2005, our largest client accounted for approximately 6% of our consolidated revenues.

We offer professional information technology (IT) services, which are divided into three segments; (1) Commercial; (2) RGII Technologies, Inc. (Federal); and (3) Chimes, Inc. The following describes each of these segments:

(1)

Commercial: Our Commercial Services business unit is organized into two lines of services: IT Services (IT staffing), and Solutions (project-based IT work). The IT Services practice provides skilled technology personnel to meet clients’ temporary needs (including support personnel, programmers, architects and project managers). These personnel are typically deployed and managed by our clients as part of a larger on-site technology effort. The Solutions practice offers a very broad range of technical knowledge, focusing on application management and support, application development and software quality management. We manage all Solutions engagements using our own technical resources and development centers. The Commercial division was comprised of approximately 1,730 billable consultants at the end of 2005.

(2)

RGII Technologies, Inc. (Federal): As a wholly-owned subsidiary of ours, RGII provides enterprise management, network infrastructure, information assurance and security, web development and integration, call management, engineering technology and technical services to Federal government agencies and both small and large prime contractors, both on- and off-site. The division was comprised of approximately 390 billable consultants at the end of 2005. We also offer as part of our services our Monument ™ software solution, a web-enabled performance-based budgeting tool for the government market. Although the Federal unit has a presence in numerous Federal government agencies, the agencies accounting for the larger percentage of unit revenue are the Federal Aviation Administration, Department of Commerce, Department of Defense, Department of Labor and the Department of State.

(3)

Chimes, Inc.: As a wholly-owned subsidiary of ours, Chimes provides business process outsourcing (BPO) services and workforce procurement and management services to the Global 2000. Through scalable, web-based applications and on-site program management services, Chimes administers the staffing cycle to identify, leverage and manage the enterprise-wide spend on human procurement. The Chimes BPO solution delivers a supplier-neutral approach to human capital procurement, while significantly reducing the cost of acquiring and managing contingent and permanent labor by incorporating workflow efficiencies with integrated applications and services. Chimes replaces clients’ many existing individual supplier contracts with a single Chimes BPO agreement and re-engages all necessary resource suppliers under a single contract umbrella. This allows Chimes to simplify clients’ timesheet, billing, contracting and payments processes by submitting a single invoice for all resource usage. Chimes is responsible for paying and administering suppliers, providing its clients with significant process efficiencies. Research and Development costs for the years ended December 31, 2005, 2004 and 2003 were approximately $2.0 million, $3.3 million and $3.8 million, respectively.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. If any of the following circumstances occur, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose part or all of your investment.

Our operating results have varied, and are likely to continue to vary significantly. This may result in volatility in the market price of our common stock.

Our revenues and operating results have varied in the past and are likely to vary significantly from year to year. This may lead to volatility in the share price. Some other factors that may cause the market price of the common stock to fluctuate substantially, include:

•	the failure to be awarded a significant project on which we have bid;
•	the termination by a client of a material project or the decision by a client not to proceed to the stage of a project that we anticipated;
•	announcement of new services by us or the competitors;
•	announcement of acquisitions or other significant transactions by us or our competitors;

•	changes in or failure to meet earnings estimates by us and/or securities analysts;
•	sales of common stock by us or the existing shareholders or the perception that such sales may occur;
•	adverse judgments or settlements obligating us to pay liabilities;
•	changes in management; and
•	general economic conditions and overall stock market volatility.

The current trend of companies moving technology jobs and projects offshore has caused and could continue to cause revenues to decline.

In the past few years, more companies are using or are considering using low cost offshore outsourcing centers, particularly in India, to perform technology related work and projects. This trend has contributed to the decline in domestic IT staff augmentation revenue as well as on-site solutions oriented projects. We now have our own outsourcing centers in India and Canada to compete for this business, but this new business has not been sufficient to offset the revenue decline. Additionally, the equivalent amount of work in low cost centers will generate substantially less revenue due to the lower billing rates that are charged in these offshore outsourcing centers.

The failure to be successful in retaining existing and future highly-skilled technical personnel and attracting a sufficient number of IT professionals and project managers could adversely affect our business.

Our business is labor intensive and depends to a large extent on its ability to attract, train, motivate and retain highly-skilled IT professionals and project managers. Our ability to win and retain new business is significantly affected by client relationships and the quality of service rendered. The loss of key IT professionals and project managers may jeopardize existing client relationships with businesses that continue to use our services based upon past relationships with key IT professionals and project managers.

We derive a significant portion of revenues from a limited number of large clients and the loss of any large client could have an adverse effect on our business.

We have derived, and we believe we will continue to derive, a significant portion of our revenues from a limited number of large clients. For the years ended December 31, 2005, 2004 and 2003, our ten largest clients accounted for approximately 32%, 24% and 38% of our revenues, respectively. The loss of any large client could have an adverse effect on our business, results of operations and financial condition. For the year ended December 31, 2005, approximately 6% of RGII’s revenues were derived from restricted contracts (minority based contracts, etc.) These contracts may be terminated pursuant to the Federal government’s rights under the Federal Acquisition Regulations. In addition, as a result of RGII’s acquisition by us, RGII will not be eligible to compete for these types of contracts in the future and will have to replace this revenue stream with new contracts. If these contracts are terminated or we are not able to enter new contracts on acceptable terms, our business could be adversely affected.

Changes in Federal government programs and requirements, or budgetary changes affecting Federal government spending in agencies specific to us, or changes in fiscal policies or available funding, may adversely affect our results of operations.

We acquired RGII Technologies, Inc. in July 2003 and RGII acquired AIM in April 2004. RGII receives substantially all its revenue from contracts with the Federal government. For the year ended December 31, 2005, we received approximately 17% of our total revenue from RGII. Significant changes in RGII’s revenues may adversely affect our results of operations.

Projects performed by RGII are subject to Defense Contract Audit Agency audits and compliance with government cost accounting standards. The results of such audits may result in adjustments to RGII’s reported financial results.

RGII has cost reimbursable type contracts with the U.S. Government, whereby RGII is reimbursed based upon direct expenses attributable to the contract, plus a percentage based upon indirect expenses. The indirect rates are estimated. Accordingly, if the actual rates as determined by the Defense Contract Audit Agency, or DCAA are below the estimated rates, a refund for the difference will be due to the U.S. Government. A significant refund due to the U.S. Government may adversely affect our results of operations. DCAA has completed its incurred cost audits for all fiscal years for RGII through December 31, 2004 and through December 31, 2002 for AIM. Past audits have not resulted in significant adjustments.

We face competition from a number of existing competitors, as well as potential new competitors, which could result in loss of market share and adversely affect business.

The markets for our services are highly competitive. We compete with large providers of IT staffing services, including Comsys IT Partners Inc. and MPS Group, Inc. In addition, we compete for staffing projects with the information systems groups of prospective clients. In the Solutions business, we compete with consulting and system integration firms, including Analysts International Corporation, iGATE Corp., Covansys Corp., Accenture, Bearingpoint, CIBER, Inc., Computer Sciences Corporation, Computer Task Group, Electronic Data Systems Corp., IBM Corp. and Keane, Inc. We also compete in the IT solutions market with vendors of application software. There are relatively low barriers to entry in the markets that we compete in and we have faced and expect to continue to face, additional competition from other established and emerging companies. Increased competition may result in greater pricing pressure which could have an adverse effect on our business, results of operations and financial condition. Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources and generate greater revenues than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in clients’ requirements, or to devote greater resources to the development, promotion, sale and support of their services and products. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their services or products to address the staffing and solution needs of prospective clients. Accordingly, it is possible that new competitors, alliances among competitors or alliances between competitors and third parties may emerge and acquire significant market share. If this were to occur, it could have an adverse effect on our business, results of operations and financial condition.

The introduction of competitive IT solutions embodying new technologies and the emergence of new industry standards may render our existing IT solutions or underlying technologies obsolete or unmarketable which could have an adverse effect on its business.

The IT solutions industry is characterized by rapid technological change, changing client requirements and new service and product introductions. The introduction of competitive IT solutions embodying new technologies and the emergence of new industry standards may render our existing IT solutions or underlying technologies obsolete or unmarketable. As a result, it is dependent in large part upon its ability to develop new IT solutions that address the increasingly sophisticated needs of our clients, keep pace with new competitive service and product offerings and emerging industry standards and achieve broad market acceptance. The business will be adversely affected if we are not successful in developing and marketing new IT solutions that respond to technological change, changing client requirements or evolving industry standards.

Some of our services are offered on a fixed-price basis. The failure to estimate accurately the resources and time required for a project or failure to complete our contractual obligations within the time frame committed could have an adverse effect on our business.

We offer some of our services on a fixed-price rather than on a time-and-materials, or best efforts, basis. Under the terms of these contracts we bear the risk of cost overruns and inflation in connection with these projects. In the event that we fail to estimate accurately the resources and time required for a project or fail to complete our contractual obligations within the time frame committed, our business, operating results and financial condition could be adversely affected.

Our international operations subject us to additional risks that can adversely affect operating results.

Our international operations, which comprised 13.5%, 10.7%, and 10.5% of consolidated revenues for the years ended December 31, 2005, 2004, and 2003, respectively, depend greatly upon business, immigration and technology transfer laws in those countries in which we have international operations and upon the continued development of technology infrastructure. As a result, our business is subject to the risks generally associated with non-U.S. operations including:

•	unexpected changes in regulatory environments;

•	the costs and difficulties relating to geographically diverse operations;
•	differences in, and uncertainties arising from changes in, foreign business culture and practices;
•	fluctuations in currency exchange rates;
•	restrictions on the movement of cash;
•	longer accounts receivable payment cycles and greater difficulties in collecting accounts receivable;
•	potential foreign tax consequences, including the impact of repatriation of earnings, tariffs and other trade barriers; and
•	political unrest and changing conditions in countries in which our services are provided or facilities are located.

If any of these factors were to render the conduct of business in a particular country undesirable or impracticable, there could be an adverse effect on our business, operating results and financial condition.

If we fail to protect our intellectual property rights, competitors may be able to use our technology and this could weaken our competitive position, reduce revenue and increase costs.

We rely primarily upon a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual arrangements to protect proprietary rights. The steps taken to protect proprietary rights may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect proprietary rights as fully as in the United States. If third parties were to use or otherwise misappropriate our copyrighted materials, trademarks or other proprietary rights without consent or approval, our competitive position could be harmed, or we could become involved in litigation to enforce our rights.

Third parties could assert that our services infringe their intellectual property rights, which, if successful, could adversely affect our business.

Third parties may assert trademark, copyright, patent and other types of infringement or unfair competition claims against us. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, loss of access to, and use of software and diversion of technical and management personnel. As a result of such dispute, we may have to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of infringement against us and it is unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could adversely affect our business.

In the event of a failure in a client’s computer system, a claim for substantial damages may be made against us regardless of our responsibility for the failure, which if successful, could adversely affect our business.

Much of our business involves projects that are critical to the operations of our clients’ businesses and provide benefits that may be difficult to quantify. Any failure in a client’s system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Limitations of liability set forth in service contracts may not be enforceable in all instances and may not otherwise protect us from liability for damages. We maintain general liability insurance, including coverage for errors and omissions, however, we may not be able to avoid significant claims and resulting publicity. Furthermore, there can be no assurance that the insurance coverage will be adequate or that coverage will remain available at acceptable costs. Successful claims brought against us in excess of our insurance coverage could have an adverse effect on business, operating results and financial condition.

As a provider of staffing services, there are risks associated with placing employees (and independent contractors) at clients’ businesses, which could result in costly and time-consuming litigation.

We could be subject to liability if any of the following risks associated with placing our employees (and independent contractors) at clients’ businesses occurs:

•	possible claims of discrimination and harassment;
•	liabilities for errors and omissions by our employees (and independent contractors);
•	misuse of client proprietary information or intellectual property;
•	injury to client employees;
•	misappropriation of client property;
•	other criminal activity; and
•	torts and other similar claims.

Any claims made against us could result in costly and time-consuming litigation. In addition, under some circumstances, we may be held responsible for the actions of persons not under our direct control.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of us or limit the price investors might be willing to pay for our stock.

Certain provisions of our Certificate of Incorporation and Bylaws could make a merger or tender offer involving us more difficult, even if such events would be beneficial to the interests of the shareholders. These provisions include adoption of a Preferred Shares Rights Agreement, commonly known as a “poison pill” and giving the Board the ability to issue preferred stock and determine the rights and designations of the preferred stock at any time without shareholder approval. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. The above factors and certain provisions of the New York Business Corporation Law may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in our control or management, including transactions in which the shareholders might otherwise receive a premium over the fair market value of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) for our common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

The SEC maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us. You may also read and copy any document we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

(1)	Our annual report on Form 10-K for the fiscal year ended December 31, 2005;
(2)	The filed portions of our current reports on Form 8-K filed on March 13, 2006 and March 15, 2006; and
(3)

The description of our common stock contained in our registration statement on Form 8-A, as filed with the Securities and Exchange Commission on July 7, 1989 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

We will provide you with a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, upon written or oral request, by writing or telephoning us at Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495, Attention: Chief Financial Officer, telephone (973) 299-4000.

FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “project,” “seek,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders identified in this prospectus. See “Selling Stockholders.” All net proceeds from the sale of the shares of common stock will go to the stockholders that offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock. We will, however, receive the exercise price of the options at the time of their exercise.

Such proceeds will be contributed to working capital and will be used for general corporate purposes.

SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under our 2004 Omnibus Incentive Compensation Plan. This prospectus also relates to such indeterminate number of additional shares of our common stock that may be acquired by the selling stockholders as a result of the anti-dilution provisions of our 2004 Omnibus Incentive Compensation Plan.

The following table sets forth (i) the number of shares of common stock beneficially owned by each selling stockholder as of March 14, 2006, (ii) the number of shares of common stock to be offered for resale by each selling stockholder and (iii) the number and percentage of shares of common stock that each selling stockholder will beneficially own after completion of the offering.

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Common Stock Being Offered(2)	Number of Shares of Common Stock Beneficially Owned After Offering (3)	Percentage of Outstanding Common Stock Owned After Offering
Eric Rosenfeld	2,426,600 (4)	5,000	2,421,600	7.4%
Frank Tanki	25,000 (5)	5,000	20,000	*
Willem Van Rijn	25,000 (5)	5,000	20,000	*
Robert Walters	25,000 (5)	5,000	20,000	*
Karl Meyer	25,000 (5)	5,000	20,000	*
Dennis Conroy	0	100,000	0	*
Brian Delle Donne	0	75,000	0	*

_________________

* Less than 1%

(1)

Unless otherwise indicated, we believe that all people named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised or converted.

(2)	Consists of shares of common stock issuable upon the exercise of options both currently exercisable and not currently exercisable issued pursuant to the 2004 Omnibus Compensation Plan.

(3)

Beneficial ownership of shares of common stock held by each selling stockholder after this offering assumes that each selling stockholder sold all of the shares it is offering in this prospectus but actually will depend on the number of shares sold by such selling stockholder in this offering.

(4)

Consists of (i) 2,401,600 shares of common stock held by Crescendo Partners II, L.P., Series R (“Crescendo Partners II”) and (ii) 25,000 shares of common stock issuable upon exercise of options that are currently exercisable or will be exercisable within 60 days of March 14, 2006, 5,000 of which options were issued pursuant to our 2004 Omnibus Incentive Compensation Plan. By virtue of his position as the managing member of the general partner of Crescendo Partners II, Mr. Rosenfeld may be deemed to beneficially own the 2,401,600 shares of common stock owned by Crescendo Partners II. Mr. Rosenfeld disclaims beneficial ownership of the shares held by Crescendo Partners II, except to the extent of his pecuniary interest therein.

(5)

Consists of 25,000 shares of common stock issuable upon exercise of options that are currently exercisable or will be exercisable within 60 days of March 14, 2006, 5,000 of which options were issued pursuant to our 2004 Omnibus Incentive Compensation Plan.

PLAN OF DISTRIBUTION

This offering is self-underwritten. Neither the selling stockholders nor we have employed an underwriter for the sale of common stock by the selling stockholders. We will bear all expenses in connection with the preparation of this prospectus. The selling stockholders will bear all expenses associated with the sale of the common stock. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them under this prospectus or otherwise.

At the time a selling stockholder makes an offer to sell shares, to the extent required by the Securities Act of 1933, as amended, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering.

The selling stockholders may offer for sale their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

•	on any stock exchange on which the shares of common stock may be listed at the time of sale;
•	in negotiated transactions;
•	in the over-the-counter market; or
•	in a combination of any of the above transactions.

The selling stockholders may offer their shares of common stock at any of the following prices:

•	fixed prices which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to such prevailing market prices; or
•	at negotiated prices.

The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Compensation as to particular broker dealers may be in excess of customary commissions.

Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the Nasdaq National Market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of shares purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

The selling stockholders have represented to us that any purchase or sale of shares of our common stock by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock (a “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before his or her participation in the distribution and ending on the completion of his or her participation in the distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing shares of our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling stockholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus have been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

EXPERTS

The financial statements, schedule II and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this registration statement to Computer Horizons Corp.’sAnnual Report on Form 10-K have been audited by Grant Thorton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

(1) Our annual report on Form 10-K for the fiscal year ended December 31, 2005;
(2) The filed portions of our current reports on Form 8-K filed on March 13, 2006 and March 15, 2006; and
(3)

The description of our common stock contained in our registration statement on Form 8-A, as filed with the Securities and Exchange Commission on July 7, 1989 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

All documents subsequently filed with the Securities and Exchange Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

Computer Horizons Corp.

49 Old Bloomfield Avenue

Mountain Lakes, New Jersey 07046-1495

(973) 299-4000

Attention: Corporate Secretary

Item 4. Description of Securities

Not applicable.

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Item 5. Interests of Named Experts and Counsel

The validity of the shares of common stock offered hereby have been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

Item 6. Indemnification of Directors and Officers

Sections 721 through 726 of the New York Business Corporation Law provide that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than a proceeding by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation. In an action by or in the right of the corporation to procure a judgment, the corporation may indemnify any person who was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made for (i) a threatened action or a pending action which is settled or otherwise disposed of or (ii) any claim, issue or matter as to which such person had been adjudged to be liable to the corporation unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. No indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action or (b) resulted in financial gain or other advantage to which he or she was not legally entitled. Indemnification under New York Law is not exclusive of other indemnification rights to which a director or officer may be entitled through a corporation's articles, bylaws, resolutions or individual agreements. The Registrant’s certificate of incorporation allows for indemnification to the full extent of New York law and eliminates personal liability for breaches of fiduciary duty except where liability is specifically imposed under New York Law.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors, officers, employees and other agents against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

4(a)	Rights Agreement dated as of July 6, 1989 between the Computer Horizons Corp. and Chemical Bank, as Rights Agent (“Rights Agreement”) which includes the form of Rights Certificate as Exhibit B. (2)

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4(b)	Amendment No. 1 dated as of February 13, 1990 to Rights Agreement. (3)
4(c)	Amendment No. 2 dated as of August 10, 1994 to Rights Agreement. (4)
4(d)	Employee’s Savings Plan and Amendment Number One. (5)
4(e)	Employee’s Savings Plan Trust Agreement as Amended and Restated Effective January 1, 1996. (6)
4(f)	Amendment No. 3 dated as of July 13, 1999 to Rights Agreement. (7)
4(g)	2004 Omnibus Incentive Compensation Plan, dated May 19, 2004. (8)
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP. (1)
23.1	Consent of Grant Thornton LLP. (1)
23.2	Consent of Olshan Grundman Frome Rosenzweig &Wolosky LLP (contained in Exhibit 5.1).
24.1	Powers of Attorney, included on the signature page to this Registration Statement.

__________________

(1)	Filed herewith.
(2)	Incorporated by reference to Exhibit 1 to Computer Horizons Corp.’s Registration Statement on Form 8-A dated July 7, 1989.
(3)	Incorporated by reference to Exhibit 1 to Amendment No. 1 on Form 8 dated February 13, 1990 to Computer Horizons Corp.’s Registration Statement on Form 8-A.
(4)	Incorporated by reference to Exhibit 4(c) to Computer Horizons Corp.’s Form 10K for the fiscal year ended December 31, 1994.
(5)	Incorporated by reference to Exhibit 4.4 to Computer Horizons Corp.’s Registration Statement on Form S-8 dated December 5, 1995.
(6)	Incorporated by reference to Exhibit 4.5 to Computer Horizons Corp.’s Registration Statement on Form S-3 dated December 5, 1995.
(7)	Incorporated by reference to Exhibit 4.1 to Computer Horizons Corp.’s Form 8-K dated July 13, 1999.
(8)	Incorporated by reference to Exhibit 10(y) to Computer Horizons Corp.’s Form 10K for the fiscal year ended December 31, 2004.

Item 9. Undertakings

A.	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
B.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the

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offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Mountain Lakes, State of New Jersey, on the 11th day of April, 2006.

COMPUTER HORIZONS CORP.

By:	/s/ Dennis J. Conroy
Name: Dennis J. Conroy
Title: President and Chief Executive
Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis J. Conroy and Michael J. Shea as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis J. Conroy	President and Chief Executive Officer (Principal Executive Officer)	April 11, 2006
Dennis J. Conroy

/s/ Michael J. Shea	Vice President and Chief Financial Officer (Principal Financial Officer)	April 11, 2006
Michael J. Shea

/s/ Marci Braunstein	Corporate Controller (Principal Accounting Officer)	April 11, 2006
Marci Braunstein

/s/ Eric Rosenfeld	Chairman of the Board and Director	April 11, 2006
Eric Rosenfeld

/s/ Karl L. Meyer	Director	April 11, 2006
Karl L. Meyer

/s/ Frank J. Tanki	Director	April 11, 2006
Frank J. Tanki

/s/ Willem van Rijn	Director	April 11, 2006
Willem van Rijn

/s/ Robert F. Walters	Director	April 11, 2006
Robert F. Walters

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